Williams & Webster, P.S.
Certified Public Accountants & Business Consultants
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201 • Phone (509) 838-5111 • Fax (509) 838-5114

September 20, 2007

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington. DC 20549

Re:

EPOD International, Inc.
Commission File Number 0-32327

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K/A dated September 5, 2007.

On July 12, 2007 we withdrew our independent auditor's report on the financial statements of EPOD International, Inc. for the period ended December 31, 2006. Our independent auditor's report on the financial statements of EPOD International, Inc. for the period ended Dcember 31, 2005 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principals, or uncertainties other than inclusion of an explanatory paragraph regarding doubt about the Company's ability to continue as a going concern.

Sincerely,

/s/ Williams & Webster, P.S.

 Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington